SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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STRAYER EDUCATION, INC.

2303 Dulles Station Boulevard

Herndon, Virginia 20171

(703) 561-1600

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), to be held at 8:30 a.m. (ET) on Tuesday, April 24, 2012, at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia, 20171.

At this year’s meeting, you will be asked:

•	To elect eleven directors.

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm.

•	To conduct an advisory vote on the compensation of the named executive officers.

•	To consider any other matters that may properly come before the meeting.

This booklet is the formal notice of the meeting, and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board operates, gives information about director candidates, and provides information about the Corporation, including our compensation practices.

Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

We look forward to seeing you at the 2012 Annual Meeting of Stockholders.

Sincerely,

ROBERT S. SILBERMAN
Chairman of the Board and Chief Executive Officer

March 23, 2012

Attachment: Financial Summary

FINANCIAL SUMMARY

While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the Proxy. Below are the Selected Financial Data tables for the five years ending December 31, 2011 from our 2011 Annual Report. The tables provide key information on growth, profitability, returns, balance sheet strength, and capital allocation.1

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(Dollar and share amounts in thousands, except per share data)
Income Statement Data:
Revenues	$318,012	$396,275	$511,961	$636,732	$627,434
Costs and expenses:
Instruction and educational support	137,955	167,333	218,551	269,557	292,003
Marketing	37,344	43,701	54,967	70,270	74,293
Admissions advisory	13,964	19,606	23,017	25,277	26,531
General and administration	31,192	38,784	43,072	55,857	55,464

Income from operations	97,557	126,851	172,354	215,771	179,143
Investment and other income	6,495	4,527	1,408	1,228	152
Interest expense	—	—	—	—	3,773

Income before income taxes	104,052	131,378	173,762	216,999	175,522
Provision for income taxes	39,115	50,570	68,684	85,739	69,478

Net income	$64,937	$80,808	$105,078	$131,260	$106,044

Net income per share:
Basic	$4.56	$5.77	$7.67	$9.78	$8.91
Diluted	$4.47	$5.67	$7.60	$9.70	$8.88
Weighted average shares outstanding:
Basic	14,248	14,015	13,703	13,426	11,906
Diluted(a)	14,517	14,242	13,825	13,535	11,943
Other Data:
Depreciation and amortization	$8,523	$10,761	$13,937	$17,309	$21,525
Stock-based compensation expense	$10,207	$11,127	$10,954	$11,987	$13,234
Capital expenditures	$14,869	$20,657	$30,431	$46,015	$29,991
Cash dividends per common share (paid):
Regular	$1.31	$1.63	$2.25	$3.25	$4.00
Special	—	$2.00	—	—	—
Average enrollment(b)	32,087	38,449	47,142	56,002	53,901
Campuses(c)	51	60	71	84	92
Full-time employees(d)	1,301	1,488	1,811	2,099	2,140

1 The information set forth above has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere or incorporated by reference in the Corporation’s Annual Report on Form 10-K.

	At December 31,
	2007	2008	2009	2010	2011
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$171,335	$107,331	$116,516	$76,493	$57,137
Working capital(e)	131,734	112,679	105,735	62,205	17,484
Total assets	258,262	216,088	238,441	235,178	231,133
Long-term debt	—	—	—	—	90,000
Other long-term liabilities	10,922	11,663	11,745	12,644	21,656
Total liabilities	69,755	40,007	48,621	59,174	188,840
Total stockholders’ equity	188,507	176,081	189,820	176,004	42,293

(a)	Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock and outstanding stock options using the Treasury Stock Method.

(b)	Reflects average student enrollment for the four academic terms for each year indicated.

(c)	Reflects number of campuses offering classes during the fourth quarter of each year indicated.

(d)	Reflects full-time employees including full-time faculty as of December 31 of each year.

(e)	Working capital is calculated by subtracting current liabilities from current assets.

STRAYER EDUCATION, INC.

2303 Dulles Station Boulevard

Herndon, Virginia 20171

(703) 561-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), will be held at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia, 20171, on Tuesday, April 24, 2012, at 8:30 a.m. for the following purposes:

1.

To elect eleven directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To conduct an advisory vote on the compensation of the named executive officers.

4.	To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH 9, 2012. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Viet D. Dinh
Secretary

Herndon, Virginia

March 23, 2012

STRAYER EDUCATION, INC.

2303 Dulles Station Boulevard

Herndon, VA 20171

(703) 561-1600

PROXY STATEMENT

Annual Meeting of Stockholders

April 24, 2012

This Proxy Statement is furnished on or about March 23, 2012, to holders of the common stock of Strayer Education, Inc. (the “Corporation”), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Corporation (the “Board”) of proxies to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. local time on Tuesday, April 24, 2012, at the Corporation’s headquarters located at 2303 Dulles Station Blvd., Herndon, Virginia 20171.

The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and facsimile by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The Corporation has also retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of approximately $20,000, plus reimbursement of its out-of-pocket expenses.

Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Corporation at the Corporation’s headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder’s prior proxy.

We began mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card on or about March 23, 2012 to all stockholders entitled to vote. At the close of business on March 9, 2012, there were 11,864,469 shares of the common stock of the Corporation outstanding and entitled to vote at the meeting. Only common stockholders of record on March 9, 2012 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Corporation’s By-laws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors must receive more votes for his or her election than votes against his or her election. Ratification of the appointment of the Corporation’s independent registered public accounting firm, approval of the advisory vote on the compensation of our named executive officers and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposal 3 is an advisory vote only, and as discussed in more detail below, the voting results are not binding.

Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, and in favor of Proposals 2 and 3. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

The Board of Directors of the Corporation has adopted a corporate governance policy concerning the “holdover” of any director not elected by a majority vote in an uncontested election. Any director who fails to receive the requisite majority vote would be required to promptly offer his resignation and the Board, following the recommendation of the Corporation’s Nominating and Corporate Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strayereducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 24, 2012

The proxy statement, Form 10-K and Annual Report to Stockholders are available at www.strayereducation.com/overview.cfm.

PROPOSAL 1

Election of Directors

We are requesting that the stockholders elect a Board of Directors of eleven members at the Annual Meeting. The number of Directors was increased from ten to eleven by resolution of the Board of Directors on November 1, 2011.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Corporation. By true independence we mean the willingness to challenge a forceful, talented CEO and management team with a good track record when something is wrong or foolish. People with this trait are both very valuable and hard to find; they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial — without it all the other great traits are of little help. The Board does not have a specific policy regarding diversity. However, the Nominating Committee does strive for the Board to be comprised of directors with a variety of experience and personal backgrounds. The Nominating Committee considers the prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Corporation’s shares. The Nominating Committee focuses on the prospective director’s understanding that maintaining the high academic quality of Strayer University is central to maintaining and growing the Corporation’s value. (It is perhaps obvious, though worth noting, that the criteria for service on Strayer University’s Board of Trustees, while sharing some of the same criteria as the Corporation, are different and it is important to have some individuals who can sit on both Boards effectively.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

The Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Corporation, provided that such common stockholders (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Mr. Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.

Once it has been determined that a candidate meets the Board’s criteria on paper, there is a selection process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other board members, executive management and other professionals such as the Corporation’s auditors or outside counsel, as deemed necessary.

Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Corporation must also comply with the Corporation’s By-laws regarding stockholder proposals and nominations. See “Stockholder Proposals” contained in this proxy statement.

It is intended that the votes represented by the proxies will be cast for the election as directors, for a term of one year or until their successors are chosen and qualified, of the persons listed below. The Board of Directors recommends that stockholders vote “for” the nominees listed below. Each of the nominees is currently a director of the Corporation. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Corporation.

Nominees for Common Stock Directors

Name/Title	Age	Board Committees	Year first elected to Strayer Board	Ownership
				Common Stock	Restricted Stock	Vested Options	Unvested Options
Robert S. Silberman,	54	—	2001	21,437	200,000	100,000	0
Chairman & CEO
Robert R. Grusky,(a)	54	Nominating	2001	5,227	1,541	0	0
Director
Dr. Charlotte F. Beason,	64	Nominating	1996	4,623	909	0	0
Director
William E. Brock,	81	Compensation	2001	3,473	909	0	0
Director
Dr. John T. Casteen III,	68	Nominating	2011	0	631	0	0
Director
David A. Coulter,	64	Compensation	2002	5,935	1,817	0	0
Director
Robert L. Johnson,	65	Compensation	2003	7,575	985	0	0
Director
Karl McDonnell,	45	—	2011	4,824	52,411	0	0
President, COO & Director
Todd A. Milano,	59	Audit	1996	6,057	1,312	0	0
Director
G. Thomas Waite, III,	60	Audit	1996	3,623	909	0	0
Director
J. David Wargo,	58	Audit	2001	1,173	909	0	0
Director

(a)	Mr. Grusky is presently serving as the Board’s Presiding Independent Director.

Mr. Robert S. Silberman has been Chairman of the Board since February 2003 and Chief Executive Officer since March 2001. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Mr. Silberman has been a Director of Strayer since March 2001. He serves on the Board of Directors of Covanta Holding Company. He also serves on the Board of Trustees of the Phillips Exeter Academy and on the Board of Visitors of The Johns Hopkins University School of Advanced International Studies. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University. Mr. Silberman has been a driving force behind the evolution of the Corporation. He leads the Board with a deep appreciation of the Corporation’s history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Corporation. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Corporation.

Mr. Robert R. Grusky is serving as the Presiding Independent Director of the Board, on which he has served since 2001. He is the Founder and Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal and Member from 2000 to 2005, and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He serves on the Board of Directors of AutoNation, Inc. and AutoZone, Inc. In the past five years, he has also served on the Board of Directors of National Medical Health Card Systems, Inc. In addition to serving as the Presiding Independent Director, he is also Chair of the Nominating Committee of the Board. He holds a bachelor’s degree in history from Union College and a master’s degree in business administration from Harvard University. Mr. Grusky’s keen understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board. The Nominating Committee believes that based on his experience and expertise in financial markets, capital allocation, strategic planning, accounting and audit functions, and public policy, Mr. Grusky should serve as a director of the Corporation.

Dr. Charlotte F. Beason has been Executive Director of the Kentucky Board of Nursing since 2005. From 2004 to 2005, she was a consultant in education and health care administration. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing); she is an evaluator for the Commission on Collegiate Nursing Education. From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee of the Board. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason’s record of leadership in education, accreditation, and public administration provide the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Corporation.

Mr. William E. Brock is the Founder and Chairman of the Brock Offices, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Mr. Brock served in the President’s Cabinet as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. Mr. Brock previously served as a Member of Congress, as U.S. Senator for the State of Tennessee. Mr. Brock is a member of the Board of Directors of On Assignment, Inc., Catalyst Health Systems, Inc., and ResCare, Inc., and is a Senior Counselor and Member of the Board of Trustees of the Center for Strategic and International Studies, where he chairs the International Policy Roundtable. Mr. Brock has been a member of the Board since 2001 and is a member of the Compensation Committee of the Board. He holds a bachelor’s degree in commerce from Washington and Lee University. Mr. Brock’s experience as a legislator, senior Cabinet officer, and business leader provides the Board with an unparalleled understanding of the legislative and regulatory process. The Nominating Committee believes that based on his experience and expertise in public policy, government affairs, business management and corporate governance, Mr. Brock should serve as a director of the Corporation.

Dr. John T. Casteen III is the President Emeritus of the University of Virginia. He served as the President and Professor of English of the University of Virginia from 1990 through 2010. Prior to his service to the University of Virginia, Dr. Casteen was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Dr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Dr. Casteen is on the board of directors of Altria, Inc., and served on the board of directors of Wachovia Corporation until 2008. Dr. Casteen also is a member of the board of directors of a number of charitable and privately-held business entities, including the Chesapeake Bay Foundation, ECHO 360, the National Student Clearinghouse, Sage Publications, Inc., RuffaloCODY, Inc., the Virginia Foundation for Community College Education, Virginia Intermont College, and the Woodrow Wilson International Center for Scholars. Dr. Casteen also serves on the Board of Trustees of the Jonestown-Yorktown Foundation. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Dr. Casteen has been a member of the Board since 2011, and is a member of the Nominating Committee of the Board. Dr. Casteen holds a bachelor’s degree, master’s degree and a Ph.D. in English from the University of Virginia. Dr. Casteen’s record of leadership in higher education and business will help the Board in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on his experience and expertise in education leadership, educational policy, academic affairs and government affairs, Dr. Casteen should serve as a director of the Corporation.

Mr. David A. Coulter is Vice Chairman at Warburg Pincus, LLC. He was Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation. Mr. Coulter is a member of the Board of Directors of Sterling Financial Corporation, Webster Bank, Aeolus Re, Triton Container International Ltd., and MBIA, Inc. In the past five years, Mr. Coulter has also served on the Board of Directors of The Irvine Company, Metavante Corporation and First Data Corporation. Mr. Coulter also serves on the Board of Trustees of Carnegie Mellon University and Lincoln Center. Mr. Coulter has been a member of the Board since 2002, and is Chair of the Compensation Committee of the Board. Mr. Coulter holds a bachelor’s degree in mathematics and economics and a master’s degree in industrial administration, both from Carnegie Mellon University. As the former chief executive and director of large publicly traded companies, Mr. Coulter brings to the Board and his role as Presiding Independent Director strong leadership and extensive business, strategic and operational experience. The Nominating Committee believes that based on his experience and expertise in financial markets, capital allocation, strategic planning and management, and leadership of large organizations in highly regulated environments, Mr. Coulter should serve as a director of the Corporation.

Mr. Robert L. Johnson is the Founder and Chairman of The RLJ Companies, which owns or holds interests in businesses operating in hotel real estate investment, private equity, consumer financial services, asset management, insurance services, automobile dealerships, sports and entertainment, and video lottery terminal gaming. Mr. Johnson is the founder of Black Entertainment Television (BET), a subsidiary of Viacom and the leading African-American operated media and entertainment company in the United States, and served as its Chief Executive Officer until January 2006. In 2002, Mr. Johnson became the first African-American majority owner of a major sports franchise, the Charlotte Bobcats of the NBA. From 1976 to 1979, he served as Vice President of Governmental Relations for the National Cable & Telecommunications Association (NCTA). Mr. Johnson also served as Press Secretary for the Honorable Walter E. Fauntroy, Congressional Delegate from the District of Columbia. He serves on the following boards: KB Home, Lowe’s Companies, Inc., International Management Group, NBA Board of Governors, Deutsche Bank Advisory Committee, The Business Council, and the Smithsonian Institution’s National Museum of African American History and Culture. Mr. Johnson has served on the Board since 2003, and is a member of the Compensation Committee of the Board. He holds a bachelor’s degree in social studies from the University of Illinois and a master’s degree in international affairs from the Woodrow Wilson School of Public and International Affairs at Princeton University. Mr. Johnson’s entrepreneurial spirit, his managerial skill, and his broad business experience provide invaluable guidance to the Board. The Nominating Committee believes that based on his experience and expertise in leading growth companies, entrepreneurship, marketing, media, advertising, financial management, strategic planning, and general business management, Mr. Johnson should serve as a director of the Corporation.

Mr. Karl McDonnell has been President and Chief Operating Officer since 2006. Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation’s largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a Bachelor’s Degree from Virginia Wesleyan College and a master’s degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Corporation.

Mr. Todd A. Milano has been President and Chief Executive Officer of Central Pennsylvania College since 1989. Mr. Milano has served on the Board since 1996 and is a member of the Audit Committee of the Board and is also a member of the Strayer University Board of Trustees. Mr. Milano holds a bachelor’s degree in industrial management from Purdue University. Having served on the Board for more than 14 years, Mr. Milano knows the Corporation’s business, history, and culture of quality education. He is a leader in higher education and uses his experience to provide critical input into the Corporation’s operations and management. The Nominating Committee believes that based upon his experience and expertise in academic affairs, educational management, accrediting activities and organizational leadership, Mr. Milano should serve as a director of the Corporation.

Mr. G. Thomas Waite, III has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1997 and Controller since 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is a member of the Audit Committee of the Board and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor’s degree in commerce from the University of Virginia and is a Certified Public Accountant. Mr. Waite is a leader in philanthropy and the non-profit sector, which is the Corporation’s indispensible partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Corporation.

Mr. J. David Wargo has been President of Wargo and Company, Inc., an investment management company, since 1993. Mr. Wargo is a co-founder and was a Member of New Mountain Capital, LLC, from 2000 to 2008, and was a Senior Advisor there from 2008 to 2011. From 1989 to 1992, Mr. Wargo was a Managing Director and Senior Analyst of The Putnam Companies, a Boston-based investment management company. From 1985 to 1989, Mr. Wargo was a partner and held other positions at Marble Arch Partners. Mr. Wargo is also a Director of Liberty Global, Inc. and Discovery Communications, Inc. In the past five years, he also served on the boards of OpenTV Corporation and Fun Technologies, Inc. Mr. Wargo has served on the Board since 2001 and is Chair of the Audit Committee of the Board. Mr. Wargo holds a bachelor’s degree in physics and a master’s degree in nuclear engineering, both from the Massachusetts Institute of Technology. He also holds a master’s degree in management science from the Sloan School of Management, which is the business school of the Massachusetts Institute of Technology. Mr. Wargo is an expert in markets and governance and has extensive experience in developing and managing businesses. His broad-based knowledge of transactions and investments brings to the Board strong leadership, which is further enhanced by his experience on other respected publicly traded companies. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, and strategic planning, Mr. Wargo should serve as a director of the Corporation.

Director Compensation

Director compensation is designed to:

•	Ensure alignment with long-term stockholder interests;

•	Ensure the Corporation can attract and retain outstanding director candidates who meet the criteria outlined in this proxy;

•	Recognize the time commitments necessary to oversee the Corporation; and

•	Support the independence of thought required of a good director.

The Nominating Committee reviews non-employee director compensation regularly and resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:

•

Annual Retainer.    Each eligible director is paid an annual fee of $150,000. Of this amount, at least 50% (or $75,000) of the annual fee must be paid in shares of restricted stock of the Corporation. Restricted stock is issued to directors on the date of the Annual Meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($75,000) in either restricted stock or in cash, paid in quarterly installments. In the event any Director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing Director has served at least five years on the Board of Directors of the Corporation.

•

Additional Fees.    Members of the Audit Committee receive an additional annual fee of $5,000. The Audit Committee Chair and the Presiding Independent Director receive an additional annual fee of $10,000. All additional fees are paid in quarterly installments.

•	Reimbursement of Expenses. Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock.

The following table sets forth compensation for each director for the fiscal year ended December 31, 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert S. Silberman,(2)	—	—	—	—
Chairman & CEO
Dr. Charlotte F. Beason,	75,000	75,000	—	150,000
Director
William E. Brock,	75,000	75,000	—	150,000
Director
Dr. John T. Casteen III,	56,250	75,000	—	131,250
Director
David A. Coulter,	5,000	150,000	—	155,000
Director
Robert R. Grusky,	47,500	150,000	—	197,500
Director
Robert L. Johnson,	75,000	75,000	—	150,000
Director
Karl McDonnell,(2)	—	—	—	—
President, COO & Director
Todd A. Milano,	32,500	90,000	—	122,500
Director
G. Thomas Waite III,	80,000	75,000	—	155,000
Director
J. David Wargo,	82,500	75,000	—	157,500
Director

(1)

Amounts represent the aggregate grant date fair value computation in accordance with FASB ASC Topic 718. The value of the Corporation’s dividends is assumed to be included in the grant date fair value of each stock award.

(2)

Mr. Silberman and Mr. McDonnell do not receive any additional compensation for their service as directors of the Corporation. Their compensation is reflected in the “Summary Compensation Table” set forth below in this proxy statement.

The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2011.

Outstanding Stock Awards Table

Name	Shares of Unvested Restricted Stock (#)
Dr. Charlotte F. Beason,	909
Director
William E. Brock,	909
Director
Dr. John T. Casteen, III,	631
Director
David A. Coulter,	1,817
Director
Robert R. Grusky,	1,541
Director
Robert L. Johnson,	985
Director
Todd A. Milano,	1,312
Director
G. Thomas Waite, III,	909
Director
J. David Wargo,	909
Director

Board Leadership Structure

Our Board is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Chief Executive Officer, who also serves as our Chairman, and our President and Chief Operating Officer. The leadership structure of the Corporation has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. In the past, we have operated with a Chairman of the Board separate from the Chief Executive Officer, but with the current make-up of the Board and the need to match vision to execution, we believe that combining the two roles at this time leads to the most efficient and effective leadership of Board activities.

We have a respected and experienced Presiding Independent Director, Mr. Robert R. Grusky, who runs the Board in the Chairman’s absence. The Presiding Independent Director meets with the Board of Directors without the Chairman present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Chairman and CEO’s performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent Directors and the Chairman and has the authority to:

•	Call meetings of the independent Directors,

•	Ensure the quality, quantity and timeliness of information to the Board, and

•	Consult and communicate with stockholders.

Risk Oversight

The Board of Directors is ultimately responsible for the risk management of the Corporation; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and University expansion plans. Two members of the Board of Directors also serve as members of the governing body (The Board of Trustees) of the Corporation’s chief asset: Strayer University. The Board of Trustees is made up of seven trustees, including four trustees who are unaffiliated with the Corporation, two trustees who are independent members of the Corporation’s Board of Directors and one trustee who is an executive officer of the Corporation. The Board of Directors oversees, but generally defers to the University’s Board of Trustees on issues related to academic affairs and quality, including specifically, the rate of the University’s growth and expansion.

The Board and its Compensation Committee continually evaluate the Corporation’s strategy, activities and in particular compensation policies and practices to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Corporation’s compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Corporation’s executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Corporation has in place a strong culture, organization structure and compliance policies to manage effectively operational risk.

In addition, the Audit Committee oversees management of financial risk and our Code of Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Corporation’s corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees’ risk oversight and other activities through regular reports by the Committee Chair to the full Board of Directors.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating
J. David Wargo, Chair	David A. Coulter, Chair	Robert R. Grusky, Chair
Todd A. Milano	William E. Brock	Charlotte F. Beason
G. Thomas Waite, III	Robert L. Johnson	Dr. John T. Casteen, III

Audit Committee.

For the year ended December 31, 2011, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo until April 26, 2011; thereafter, the Audit Committee was composed of Messrs. Wargo (Chair), Milano and Waite. The Audit Committee met five times during 2011.

The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee performs a variety of tasks, including being directly responsible for the appointment (subject to stockholder ratification), compensation and oversight of the Corporation’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Corporation’s accounting policies and reviews the Corporation’s unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission (the “SEC”) that include financial statements, and regular reports to the Board of Directors. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

The Audit Committee has a written charter, which was last amended on November 1, 2011. The Corporation will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “1934 Act”). The Board of Directors has determined that each member of the Committee qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, experience and background.

A report of the Audit Committee is included below in this proxy statement.

Compensation Committee.

For the year ended December 31, 2011, the Compensation Committee was composed of Messrs. Milano (Chair), Brock and Coulter until April 26, 2011; thereafter, the Compensation Committee was composed of Messrs. Coulter (Chair), Brock and Johnson.

The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Chief Executive Officer and other officers of the Corporation. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the Board. The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2011, the Compensation Committee engaged and paid approximately $11,000 to AON Consulting, Inc. to benchmark compensation for the CEO, COO and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of our CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. The Compensation Committee met three times and acted once by unanimous written consent in 2011.

The Compensation Committee has adopted a written charter, a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules and “outside directors” as defined by the Internal Revenue Code of 1986.

Nominating Committee.

For the year ended December 31, 2011, the Nominating Committee was composed of Mr. Coulter (Chair), Dr. Beason and Mr. Johnson until April 26, 2011; thereafter, the Nominating Committee was composed of Mr. Grusky (chair), Dr. Casteen and Dr. Beason. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Corporation’s corporate governance principles, and recommending director compensation. The Nominating Committee met three times during the year ended December 31, 2011.

The Nominating Committee has a written charter, which was amended and restated on July 26, 2011. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, Messrs. Milano, Brock and Coulter served on the Compensation Committee until April 26, 2011; thereafter, the Compensation Committee was composed of Messrs. Coulter (Chair), Brock and Johnson. No member of the Compensation Committee was, during fiscal year 2011, an officer or employee of the Corporation or was formerly an officer of the Corporation, or had any relationship requiring disclosure by the Corporation as a related party transaction under applicable SEC rules. No executive officer of the Corporation served on any board of directors or compensation committee of any other company for which any of the Corporation’s directors served as an executive officer at any time during fiscal year 2011.

Attendance at Meetings and Director Independence

The Board of Directors met six times during 2011. Each Director attended at least 75% of the meetings of the Board and the meetings of the Board Committees on which he or she served as a member in 2011. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board’s Presiding Independent Director, currently Mr. Grusky, presides at these executive sessions. The Corporation encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors attended the Corporation’s last annual meeting of stockholders held on April 26, 2011.

The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman and McDonnell, are independent under these standards.

Code of Business Conduct

The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Conduct was last amended on July 27, 2010. The Corporation will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strayereducation.com. In the event that the Corporation makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, the Corporation intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Corporation’s website, www.strayereducation.com and, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

The Corporation has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year will be forwarded to the Board. Stockholder-Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Corporation who will forward all appropriate communications to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The 1934 Act requires the Corporation’s directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, and upon written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2011, all such filing requirements were met.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the ownership of the Corporation’s common stock as of March 9, 2012 (except as otherwise indicated), by each person known by management of the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Corporation’s common stock, each of the Corporation’s directors and director nominees, its CEO and four other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Corporation. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on the record date plus those common stock equivalents and exercisable options held by the applicable beneficial owner.

Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Options Currently Exercisable or Exercisable within 60 days	Total	Percentage Owned
Stockholders:
Macquarie Group Limited(b)	1,382,359	0	1,382,359	11.7%
Baron Capital Group, Inc.(c)	1,295,971	0	1,295,971	10.9%
Royce & Associates, LLC(d)	1,137,541	0	1,137,541	9.6%
T. Rowe Price Associates, Inc.(e)	915,658	0	915,658	7.7%
BlackRock Fund Advisors(f)	894,756	0	894,756	7.5%
Generation Investment Management LLP(g)	880,708	0	880,708	7.4%
Directors:
Robert S. Silberman	221,437	100,000	321,437	2.7%
Dr. Charlotte F. Beason	5,532	0	5,532	*
William E. Brock	4,382	0	4,382	*
Dr. John T. Casteen III	631	0	631	*
David A. Coulter	7,752	0	7,752	*
Robert R. Grusky	6,768	0	6,768	*
Robert L. Johnson	8,560	0	8,560	*
Karl McDonnell	57,235	0	57,235	*
Todd A. Milano	7,369	0	7,369	*
G. Thomas Waite	4,532	0	4,532	*
J. David Wargo	2,082	0	2,082	*
Named Executive Officers:
Mark C. Brown	21,023	0	21,023	*
Dr. Michael A. Plater	4,566	0	4,566	*
Sonya G. Udler	12,385	0	12,385	*
All Executive Officers and Directors (16 persons)	390,056	100,000	490,056	4.1%

*	represents amounts less than 1%

(a)	For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock which the holder is entitled to vote.

(b)

Based on a Schedule 13G/A filed with the SEC on February 10, 2012 by Macquarie Group Limited, a holding company, and its subsidiaries Macquarie Bank Limited, Macquarie Private Wealth Inc., Delaware Management Holdings Inc. and Delaware Management Business Trust. Macquarie Group Limited is deemed to beneficially own the shares due to its ownership of Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. The address of Macquarie Group Ltd. is: No. 1 Martin Place, Sydney, New South Wales, Australia.

(c)

Based on a joint Schedule 13G/A filed with the SEC on February 14, 2012 by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc., and Ronald Baron. BAMCO and Baron Capital Management are subsidiaries of Baron Capital Group. Ronald Baron owns a controlling interest in the parent company, and serves as Chairman and CEO of the parent company, BAMCO, and Baron Capital Management. The address is: 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(d)

Based on a Schedule 13G/A filed with the SEC on January 23, 2012. Royce & Associates, LLC including affiliated entities is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The interest of one account, Royce Premier Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to more than 5% of the total shares outstanding. The address is: 745 Fifth Avenue, New York, New York 10151.

(e)

Based on a Schedule 13G/A filed with the SEC on February 10, 2012. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address is: 100 E. Pratt Street, Baltimore, Maryland 21202.

(f)	Based on a Schedule 13G/A filed with the SEC on February 10, 2012. The address of BlackRock, Inc. is: 40 East 52nd Street, New York, New York 10055.

(g)	Based on a Schedule 13G filed with the SEC on February 14, 2012. The address of Generation Investment Management LLP is: One Vine Street, London, United Kingdom W1J 0AH.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Objectives

In accordance with the Compensation Committee charter, the Corporation employs the following general policies in determining executive compensation:

•

The Corporation believes that compensation of the Corporation’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and encourage and reward superior performance.

•

It is the policy of the Corporation that the three primary components of the Corporation’s compensation package for officers (salary, profit share, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

•

Consistent with Department of Education regulations, the Corporation seeks to reward achievement of specific corporate goals by executing a profit sharing plan for the Corporation’s senior officers, some of which is paid in cash, and the rest in stock of the Corporation which is restricted for at least three years.

•

The criteria used by the Compensation Committee in deciding whether, or at what level, a profit sharing plan should be funded in any year is whether the Corporation met certain performance objectives set annually by the Board. These assessments are made only after the Compensation Committee receives the Corporation’s annual financial statements, audited by the Corporation’s independent auditing firm, PricewaterhouseCoopers LLP. Each year the corporate objectives used to determine profit sharing eligibility for executives are chosen by the Board of Directors from criteria which were approved by the stockholders of the Corporation. Criteria were approved most recently by stockholders at its annual meeting on April 26, 2011.

•

The Corporation believes that smaller grants of restricted stock are generally preferable as an equity compensation vehicle and more suited to our long-term business model than larger grants of stock options with equivalent calculated value. This is so because shares of restricted stock have an intrinsic value when granted (as opposed to options) and therefore, the employee holding restricted stock shares a downside risk to such value with other owners of the Corporation’s common stock. The Board believes this more conservative approach to equity compensation also avoids the most perilous side effect of stock options, namely the incentive to take excessive risks to affect the short term stock price above the exercise price of the option.

•

One of the Corporation’s guiding principles is that officers and directors think like owners. To this end, the Corporation has adopted a requirement that within three years of hiring, promotion or being appointed to the Board (or for existing officers and directors, by March 1, 2013), senior officers and members of the Board of Directors purchase shares of the Corporation in the open market, or hold vested awarded shares equal to the amounts shown in the table below.

Title	Required Share Ownership
Chief Executive Officer	10x Annual Salary
Chief Operating Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer

•

In determining compensation levels at the Corporation, the Compensation Committee compares executive compensation at the Corporation to that of ten other publicly traded companies which own education assets. These companies are: Apollo Group, Inc., Career Education Corporation, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, ITT Educational Services, Inc., Kaplan, Inc., Grand Canyon Education, Inc., Capella Education Company, and Bridgepoint Education. The Compensation Committee also compares executive compensation at the Corporation to similarly sized companies by revenue, market capitalization, and growth profile which are in other industries.

The Compensation Committee generally tries to set salary targets at or below the midpoint of comparable companies. However, the Compensation Committee tries to set profit sharing targets (both cash and equity) at or above the midpoint of comparable companies. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead make reasoned judgments to lower the Corporations’ executive compensation to levels it deems more appropriate.

Who Determines Compensation?

In accordance with the Compensation Committee charter, compensation for the Corporation’s CEO is determined by the Compensation Committee subject to approval of the Corporation’s Board of Directors (excluding the CEO, who is also a Director). In making its determination on CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

•	The Corporation’s achievement of annual goals and objectives set by the full Board of Directors in the preceding year,

•	The long term performance of the Corporation, and

•	CEO compensation level at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

•

Performance of the executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board in the preceding year,

•	The long term performance of the Corporation,

•	Executive compensation level at comparable companies, and

•	The recommendations of the CEO.

The CEO provides recommendations for executive officer compensation (other than himself) to the Compensation Committee based on his review and analysis of each officer’s performance and contributions to the Corporation. While the Compensation Committee considers the recommendations of the CEO with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations for purposes of making its recommendations to the full Board.

The Compensation Committee meets in the beginning of each year when audited year-end financial statements are available, to consider profit sharing with respect to the just completed fiscal year, consider equity awards, and determine executive officer salaries with respect to the next fiscal year. The Committee meets from time to time during the year as may be required to address compensation and equity grant issues associated with new officer hires and director appointments, as well as, if applicable, making equity grants as long-term compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

Identification and Analysis of 2011 Compensation Programs

During 2011, the Corporation’s executive compensation program included salary, profit sharing and long-term compensation in the form of restricted stock awarded under the Corporation’s 2011 Equity Compensation Plan.

•

Salary — Salaries for executives other than the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the CEO. The CEO’s salary is specified in his employment agreement (see “Employment Agreements with Mr. Silberman” and “Potential Payments upon Termination or Change in Control” sections below), and is annually reviewed and approved by the Compensation Committee and the full Board of Directors.

•

Profit Sharing — The profit sharing plan for our named executives and other senior executives is funded each year by our Board of Directors upon the recommendation of the Compensation Committee of the Board. In determining whether to recommend such profit sharing, the Compensation Committee determines whether the Corporation has achieved its annual corporate objectives for the year.

As befits a Corporation whose main operating asset is a 120 year old University holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures such as improvements in student learning outcomes, student retention and continuation rates, advances in faculty hiring and qualifications, development of new academic programs, advances in online education, and increased academic rigor. The annual corporate objectives also include non-financial operational targets such as opening new campuses, securing regulatory approval to operate in new states, securing new corporate and institutional alliance partners and entering into additional academic articulation agreements with other universities and community colleges. Finally, these annual corporate objectives include financial measures, such as, revenue, operating margin, operating income, net income, EPS, return on invested capital, and return of capital to owners through dividends and share repurchases. Of course, even if the Corporation achieves all of its academic, operational, and financial objectives in a given year, in the event of any breach in regulatory, legal, or ethical business standards, the Compensation Committee would eliminate the payment of cash profit sharing for that year.

The Board does not consider movements of the stock price of the Corporation during the year in determining annual compensation. The Board strongly feels that management’s responsibility is to create an enduring increase in the intrinsic value of the Corporation. By achieving its annual corporate objectives, the Board feels management will necessarily increase the intrinsic value of the Corporation, and generate sustainable long term increases in stockholders’ value. Each year the Board selects those annual corporate objectives from among criteria which were approved by the stockholders of the Corporation, most recently at its annual meeting on April 26, 2011. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific bonus amount being paid to our named executive officers. The Corporation believes the achievement of these goals is realistic but not certain.

The target profit share in cash for Executive Vice Presidents and above is 90% of salary, for Senior Vice Presidents, 60% of salary, and for Vice Presidents, 40% of salary. Only corporate officers are eligible for a profit sharing distribution in cash. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding bonuses awarded for 2011.

•

Equity-based Compensation Programs — As discussed above, the Corporation believes it should, subject to achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders. The Corporation believes that its equity is dear. In order to both minimize stockholder dilution, and more importantly, to better align management incentives with stockholder interests and the Corporation’s business strategy, we believe that restricted stock is an equity compensation vehicle more appropriate to our business model than stock options.

Stock option grants create monetary value only by upward movement in the underlying stock price. The recipient is faced with a binary set of outcomes. Either the stock price increases over the grant price during the term of the grant, in which case value is created, or it does not. The recipient is faced with no risk of loss of capital if the value of the business declines during the term. Put another way, in the case of a stock option grant, the recipient is given something which, on the date of the grant has no intrinsic value. No matter what the executive does, the value of the grant can only go up, it cannot go down.

With a restricted stock grant the recipient is given something which, on the date of the grant, has tangible, measurable value. The executive’s activities, as translated into the performance of the business, can cause that value to go up, or more importantly, down. This sharing of downsize risk with owners is, we believe, an important component of an equity compensation plan.

We are focused on the patient, deliberate employment of our stockholder’s financial capital, and our managers’ intellectual capital, to build a first class regionally accredited university for working adults. We believe this strategy will create the highest long term cash return on our stockholder’s investment, including periodic returns of capital in the form of dividends. Since, however, this strategy may not lend itself to the short term, binary stock price value creation model inherent in option grants, we believe more modest restricted stock grants will better align management’s incentives with the Corporation’s strategy, at lower long term cost to our stockholders.

Equity awards are generally issued on the date of the February Board of Directors meeting each year, by which time the financial results for the preceding year have been finalized. For all stock-based grants, the closing price of the Corporation’s common stock on the date of issue is used as the grant price. With the exception of the Chief Executive Officer and the Chief Operating Officer, all corporate officers participate in the Corporation’s annual equity award program. The equity awarded under this program has a three year cliff vest, and carries with it dividends and voting rights. However, should a holder leave the Corporation before the equity vests, the program requires any dividends which had been paid on the equity would be forfeited back to the Corporation. The Corporation believes this enhances the retention value of the restricted equity awards.

Under this program, the target profit share distribution in equity grant value for Executive Vice Presidents and above is 50% of salary, for Senior Vice Presidents, 25% of salary, and for Vice Presidents, 15% of salary. Equity awards under this program are only made after the Compensation Committee and full Board of Directors have completed their analysis of both corporate and individual performance described in the previous section on cash bonuses. In February 2006, the Corporation’s Board of Directors determined that grants of equity for executive compensation on an annual basis should not exceed 0.5% of total shares outstanding, assuming no share repurchases.

The Chief Executive Officer and Chief Operating Officer do not participate in this annual equity award program because the Board of Directors believes any equity awards granted to officers of their responsibility should contain both specific performance triggers and a longer vesting period. Occasionally the Corporation believes it should make special grants of equity to officers who do participate in the annual equity awards program (i.e. not the Chief Executive Officer or Chief Operating Officer), either upon initial hire, or to recognize a significant contribution or promotion. These special grants also have either specific performance triggers and/or longer vesting periods. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding equity-based awards to the CEO, COO, and other named executive officers.

We view our equity as very valuable and are reluctant to issue it. This means that we only grant restricted stock (or previously options) to employees and directors as compensation when we believe we are getting fair value (in terms of their service) in return.

•

Perquisites and Other Personal Benefits — The Corporation does not offer any perquisites. The Corporation does reimburse relocation expenses including tax gross-ups, when applicable. This benefit is offered to any officer hired from a different location to encourage prospective executives to relocate.

•

Employment Agreements with Mr. Silberman — Robert S. Silberman, the Corporation’s Chairman and Chief Executive Officer, has an employment agreement with the Corporation which had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extends for successive one-year periods unless either the Corporation or Mr. Silberman provides timely notice to the contrary. Mr. Silberman’s employment agreement currently provides for a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target profit share of at least 75% of base salary, for each of the fiscal years during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In the event of termination without cause, the employment contract also provides for the payment of three years base salary, three years of medical benefits and, if such termination is in connection with a change of control, an amount equal to three times the latest annual bonus award paid to him prior to the event of termination without cause. In addition, Mr. Silberman is entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. Mr. Silberman is the only named executive officer who has an employment agreement.

•

Retirement and Deferred Compensation Plans — The Corporation maintains a retirement plan (the “401(k) Plan”) intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers all full-time employees of the Corporation of at least 21 years of age. Effective January 1, 2012, employees may contribute up to $17,000 of their annual wages (subject to an annual limit prescribed by the Internal Revenue Code) as pretax, salary deferral contributions. The Corporation, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2011, the Corporation matched 100% of employee deferrals up to a maximum of 3% of the employee’s annual salary and matched an additional 50% of employee contributions for deferrals between 3% and 5% of annual salary. The Corporation offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Corporation also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Corporation, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Corporation offers this plan to encourage stock ownership by its employees.

Impact of Tax and Accounting Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other highest compensated executive officers (other than the chief financial officer). Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, the Corporation’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Corporation’s executive officers.

Summary Compensation

The following table sets forth all compensation awarded to the Corporation’s named executive officers for the fiscal years ended December 31, 2009, 2010, and 2011.

Summary Compensation Table(a)

	Year	Salary		Bonus		Stock Awards(b)			All Other Compensation(c)		Total
Robert S. Silberman,	2011		$665,000		$—		$—			$9,800		$674,800
Chairman & CEO	2010		$665,000		$875,000		$—			$9,800		$1,549,800
	2009		$665,000		$815,000		$40,000,000	(d)		$9,800		$41,489,800

Karl McDonnell,	2011		$420,000		$—		$—			$9,800		$429,800
President, COO & Director	2010		$420,000		$600,000		$—			$9,800		$1,029,800
	2009		$330,000		$500,000		$10,000,000	(e)		$9,800		$10,839,800

Mark C. Brown,	2011		$300,000		$—		$300,000			$9,800		$609,800
Executive VP & CFO	2010		$300,000		$350,000		$300,000			$9,800		$959,800
	2009		$265,000		$313,000		$270,000			$9,800		$857,800

Dr. Michael A. Plater,(f)	2011		$250,000		$—		$250,000			$11,422		$511,422
Interim University President	2010		$187,535		$185,000		$—			$138,521		$511,056
	2009	$	N/A	$	N/A	$	N/A		$	N/A	$	N/A

Sonya G. Udler,	2011		$220,000		$—		$220,000			$8,800		$448,800
SVP, Corporate	2010		$220,000		$235,000		$1,200,000	(g)		$8,785		$1,663,785
Communications	2009		$196,000		$200,000		$200,000			$5,711		$601,711

(a)	The Corporation does not have a non-equity incentive plan, a pension plan or a non-qualified deferred compensation plan and, therefore, the columns related to these plans are excluded from the table.

(b)

The amounts shown in the “Stock Awards” column above reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. Unless otherwise noted, these stock awards vest 100% three years after grant date. The value of the Corporation’s dividends is assumed to be included in the grant date fair value of each stock award.

(c)	See the Supplemental All Other Compensation Table below for additional detail.

(d)	This award of restricted stock vests 100% on February 10, 2019, 10 years from the date of grant, subject to the satisfaction of certain performance criteria.

(e)	This award of restricted stock vests 100% on February 14, 2014, five years from the date of grant, subject to the satisfaction of certain performance criteria.

(f)	Dr. Plater was hired in March 2010 and was appointed Interim University President in October 2011.

(g)	Of this amount, $1,000,000 relates to an award of restricted stock which vests 100% on October 26, 2014, four years after the date of grant.

In 2011, All Other Compensation is mostly comprised of the Corporation’s match of contributions to a 401(k) plan. The table below sets forth this information by named executive officer for the fiscal years ended December 31, 2009, 2010, and 2011.

Supplemental All Other Compensation Table

	Year	Corporation’s 401(k) Match	Other		Total All Other Compensation
Robert S. Silberman,	2011	$9,800	$—		$9,800
Chairman & CEO	2010	$9,800	$—		$9,800
	2009	$9,800	$—		$9,800

Karl McDonnell,	2011	$9,800	$—		$9,800
President, COO & Director	2010	$9,800	$—		$9,800
	2009	$9,800	$—		$9,800

Mark C. Brown,	2011	$9,800	$—		$9,800
Executive VP & CFO	2010	$9,800	$—		$9,800
	2009	$9,800	$—		$9,800

Michael A. Plater,	2011	$7,692	$3,730		$11,422
Interim University President	2010	$—	$138,521	(a)	$138,521
	2009	$—	$—		$—

Sonya G. Udler,	2011	$8,800	$—		$8,800
SVP, Corporate Communications	2010	$8,785	$—		$8,785
	2009	$5,711	$—		$5,711

(a)	Dr. Plater received $138,521 in 2010 related to his relocation, $73,736 of which was for relocation expenses and $64,785 of which was for tax gross-ups.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Corporation’s named executive officers for the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards Table(a)

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)	Vesting Date
Robert S. Silberman, Chairman & CEO	n/a	—		—	n/a

Karl McDonnell, President, COO & Director	n/a	—		—	n/a

Mark C. Brown, Executive VP & CFO	2/15/11	2,269	(b)	300,000	2/15/14

Michael A. Plater, Interim University President	2/15/11	1,891	(b)	250,000	2/15/14

Sonya G. Udler, SVP, Corporate Communications	2/15/11	1,664	(b)	220,000	2/15/14

(a)	The Corporation did not grant any stock options in 2011 and, therefore, the columns related to stock option grants are excluded from the table.

(b)	These awards of restricted stock vest 100% on February 15, 2014. The Corporation’s closing price of common stock was $132.23 on the date of these awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table

In setting compensation levels for the named executive officers in 2011, the Board of Directors considered the total value of all three components of executive compensation: salary and benefits, profit sharing, and equity grants. Salary levels for the named executive officers in 2011 were set by the Board at a rate designed to be competitive, but at or below the midpoint of a group of peer companies. In 2011, as he has each year since 2008, our Chief Executive Officer declined his contracted increase in salary. The salaries of our other named executive officers in 2011 were kept at the level paid in 2010 — with the exception of Dr. Plater, who was appointed to his position during the year. For 2011, the Board of Directors determined that the Corporation did not achieve the necessary corporate objectives and thus did not fund a bonus or equity profit share.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth outstanding option and stock awards of the Corporation’s named executive officers as of December 31, 2011.

Outstanding Option Awards Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Option Exercise Price ($)	Option Full Vesting Date	Option Expiration Date	Market Value of Stock Options at 12/31/11 ($)
Robert S. Silberman,	100,000	—	2/15/05	$107.28	2/15/09	2/14/13	$0	(a)
Chairman & CEO

Karl McDonnell,	—	—	—	—	—	—	—
President, COO & Director

Mark C. Brown,	—	—	—	—	—	—	—
Executive VP & CFO

Dr. Michael A. Plater,	—	—	—	—	—	—	—
Interim University President

Sonya G. Udler,	—	—	—	—	—	—	—
SVP, Corporate Communications

(a)	The Corporation’s closing stock price of $97.19 on December 31, 2011 was compared to the option exercise price of $107.28 to determine the market value of these stock options at December 31, 2011.

Outstanding Stock Awards Table

Name	Restricted Stock Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock at 12/31/11 That Have Not Vested ($)	Restricted Stock Vesting Date
Robert S. Silberman,	2/10/09	183,680	(a)	17,851,859	2/10/19
Chairman & CEO

Karl McDonnell,	2/10/09	45,920	(b)	4,462,965	2/10/14
President, COO & Director

Mark C. Brown,	2/12/08	6,170	(c)	599,662	2/12/13
Executive VP & CFO	2/10/09	1,240	(d)	120,516	2/10/12
	2/09/10	1,454	(e)	141,314	2/09/13
	2/15/11	2,269	(g)	220,524	2/15/14

Michael A. Plater,	2/15/11	1,891	(g)	183,786	2/15/14
Interim University President

Sonya G. Udler,	2/10/09	918	(d)	89,220	2/10/12
SVP, Corporate Communications	2/09/10	969	(e)	94,177	2/09/13
	10/26/10	7,834	(f)	761,386	10/26/14
	2/15/11	1,664	(g)	161,724	2/15/14

(a)

These awards of restricted stock vest 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(b)

These awards of restricted stock vest 100% on February 10, 2014, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(c)	These awards of restricted stock vest 100% on February 12, 2013. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(d)	These awards of restricted stock vested 100% on February 10, 2012. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(e)	These awards of restricted stock vest 100% on February 9, 2013. The Corporation’s closing price of common stock was $206.39 on the date of these awards.

(f)	This award of restricted stock vests 100% on October 26, 2014. The Corporation’s closing price of common stock was $127.65 on the date of these awards.

(g)	These awards of restricted stock vest 100% on February 15, 2014. The Corporation’s closing price of common stock was $132.23 on the date of these awards.

Option Exercises and Stock Vested

The following table sets forth the value and share amounts realized during the fiscal year ended December 31, 2011 upon the exercise of stock options and vesting of stock awards for the Corporation’s named executive officers.

Option Exercises and Stock Vested Table

	Options Exercised		Restricted Stock Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Silberman,	—	—	—	—
Chairman & CEO

Karl McDonnell,	—	—	1,851	245,683
President, COO & Director

Mark C. Brown,	—	—	1,481	196,573
Executive VP & CFO

Dr. Michael A. Plater,	—	—	—	—
President, Strayer University

Sonya G. Udler,	—	—	926	122,908
SVP, Corporate Communications

Potential Payments upon Termination or Change in Control

Mr. Silberman is the only named executive officer with an employment contract. In the event that Mr. Silberman is terminated by the Corporation without cause, he is entitled to receive a lump sum payment of three years’ salary, which is currently equal to $2.0 million. If such termination is in connection with a change of control, Mr. Silberman is entitled to receive a lump sum payment of $2.6 million, or three times his latest previous bonus actually paid of $875,000, for a total payout of $4.6 million. (A change of control is defined in the contract as acquisition of more than 50% of the voting stock of the Corporation, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Corporation, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Corporation.) In addition, Mr. Silberman is entitled to three years of medical benefits (estimated cost of $45,000) and to a gross-up payment for any excise taxes which may be imposed on termination payments. No excise taxes would have been imposed had there been a termination or change of control at December 31, 2011. The agreement also contains covenants restricting Mr. Silberman from competing with the Corporation for three years after his termination of employment and requires Mr. Silberman to keep confidential the Corporation’s proprietary information.

For all named executive officers, stock options and restricted stock awards vest immediately upon the occurrence of a change in control of the Corporation as defined in their respective stock option or restricted stock agreements. Change of control is defined in substantially the same way as in Mr. Silberman’s contract. The valuation of the acceleration that would have been made for stock-based awards had there been a change in control at the closing price of $97.19 of the Corporation’s common stock at December 31, 2011 is set forth below.

Name	Value Realized Upon Vesting Due to Change of Control ($)
Robert S. Silberman	17,852,000
Karl McDonnell	4,463,000
Mark C. Brown	1,082,000
Dr. Michael Plater	184,000
Sonya G. Udler	1,107,000

Set forth in the table below is information pertaining to securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2011. There are options but no warrants or other rights existing under these plans.

Equity Compensation Plan Information

as of December 31, 2011

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
1. Equity compensation plans previously approved by security holders
A.2011 Equity Compensation Plan which replaced the 1996 Stock Option Plan as amended	100,000	$107.28	363,941
2. Equity compensation plans not previously approved by security holders	—	—	—

Total	100,000	$107.28	363,941

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Strayer Education, Inc. Board of Directors is composed of three directors — Messrs. Coulter (Chair), Brock and Johnson. Between February 14, 2011, the date of the last Compensation Committee Report, and February 14, 2012, the Compensation Committee met twice.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section and, based on the review and discussion, the Committee recommended to the Board to include this information in the Corporation’s Annual Report on Form 10-K and proxy statement.

Compensation Committee:

David A. Coulter, Chair

William E. Brock

Robert L. Johnson

Dated: February 14, 2012

AUDIT COMMITTEE REPORT

The Audit Committee of the Strayer Education, Inc. (the “Corporation”) Board of Directors is composed of three directors, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. For the year ended December 31, 2011, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo until April 26, 2011; thereafter, the Audit Committee was composed of Messrs. Wargo (Chair), Milano, and Waite. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments. The Audit Committee Charter was last amended on November 1, 2011. The Corporation will provide a copy of the charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, Virginia 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

Under the Audit Committee Charter and the Audit Committee’s current policies, the Audit Committee’s purpose is to:

1.	Assist the Board of Directors in fulfilling its responsibility for:

i.	the integrity of the Corporation’s financial statements;

ii.	the Corporation’s compliance with legal and regulatory requirements;

iii.	the independent auditors’ qualifications and independence; and

iv.	the performance of the independent auditors and the Corporation’s internal audit function.

2.	Oversee the audits of the Corporation’s financial statements and its accounting, financial reporting and internal control processes.

3.	Prepare this report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement.

The Audit Committee shall have the direct authority and responsibility to appoint (subject to stockholder ratification), compensate, retain, and oversee the independent auditors.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

In connection with this responsibility, during 2011 the Audit Committee met and held discussions with management five times together with the independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

During the year 2011, management conducted the documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in the Corporation’s Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Corporation’s financial statements or the conduct of the annual audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2011 be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Corporation’s independent registered public accounting firm for the fiscal year 2012.

Audit Committee:

J. David Wargo, Chair

Todd A. Milano

G. Thomas Waite, III

Dated: February 13, 2012

Certain Transactions with Related Parties

The Corporation had no transactions with related parties during the fiscal year ended December 31, 2011. The Corporation prohibits conflict of interest activities by any Director or Officer unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Corporation, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Corporation. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Corporation for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Conduct.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee and the Board of Directors have appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP has acted as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is no longer required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Principal Accounting Fees and Services

Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2010 and 2011:

	2010	2011
Audit Fees
Recurring:
Consolidated financial statements audit	$432,000	$556,000
Non-recurring:
Information systems	30,000	60,000
Tax Fees
Preparation of corporate tax returns	83,800	89,500
Other tax compliance/tax advice	69,100	169,400
All Other Fees
License fee for accounting database	2,700	2,600

	$617,600	$877,500

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Corporation’s independent registered public accounting firm. All of the services described above were pre-approved by the Corporation’s Audit Committee.

PROPOSAL 3

Advisory Vote on the Compensation of the Named Executive Officers

This proposal, commonly known as a “Say on Pay” proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:

•	To ensure compliance with applicable regulatory, legal and ethical business standards,

•	To attract and retain highly qualified and productive individuals,

•	To reward superior contribution to the long term performance of the Corporation,

•	To encourage officers and directors to think like owners and align their interests accordingly.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Corporation’s executive compensation with the best interests of the Corporation and its stockholders.

The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.

The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote “for” this proposal.

Stockholder Proposals

All stockholder proposals intended to be considered for inclusion in the Corporation’s proxy material for the 2013 Annual Meeting of Stockholders must be received by the Corporation no later than December 27, 2012 and must comply with all applicable SEC and other rules.

Under the Corporation’s Bylaws, if a stockholder wishes to present an item of proper business at the 2013 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Corporation’s proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Corporation’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 23, 2012 and no later than December 23, 2012. Such notice must include all of the information required by the Corporation’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Strayer Education, Inc.

Attn: Sonya G. Udler

Senior Vice President — Corporate Communications

2303 Dulles Station Boulevard

Herndon, Virginia 20171

(703) 561-1600

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF

STRAYER EDUCATION, INC.

April 24, 2012

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢ 00033333333333330000 0	042412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. However, if no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 3, and on other matters in the discretion of the proxy holder as he may deem advisable.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated March 23, 2012 and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Please mark, sign and date this proxy and return it to ensure a quorum at the meeting. It is important whether or not you own few or many shares. Delay in returning your proxy may subject the Corporation to additional expenses.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

1.	Election of Eleven Directors:	FOR	AGAINST	ABSTAIN

	Robert S. Silberman	☐	☐	☐

	Robert R. Grusky	☐	☐	☐

	Dr. Charlotte F. Beason	☐	☐	☐

	William E. Brock	☐	☐	☐

	Dr. John T. Casteen III	☐	☐	☐

	David A. Coulter	☐	☐	☐

	Robert L. Johnson	☐	☐	☐

	Karl McDonnell	☐	☐	☐

	Todd A. Milano	☐	☐	☐

	G. Thomas Waite, III	☐	☐	☐

	J. David Wargo	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the named executive officers	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please have a duly authorized officer sign under the full corporate name, giving full title as such. If signer is a partnership, please have an authorized person sign in partnership name.	¢

0 ¢

STRAYER EDUCATION, INC.

REVOCABLE PROXY

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2012

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Robert S. Silberman, Viet D. Dinh and Mark C. Brown and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 24, 2012 at 8:30 a.m. (ET) at 2303 Dulles Station Blvd., Herndon, Virginia 20171, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

(Continued and to be signed on the reverse side)

¢	14475 ¢